EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


      We consent to the incorporation by reference in this Registration Statement of Thinking Tools, Inc. on Form S-3 of our report dated February 2, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph concerning certain factors which raise substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Thinking Tools, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

San Jose, California
May 15, 1998